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                ASSIGNMENT AND ASSUMPTION AGREEMENT


     This Assignment and Assumption Agreement is dated as of February 10, 1994, by and between HCA-Hospital Corporation of America ("HCA") and Columbia Healthcare Corporation ("Columbia").

     WHEREAS, on October 2, 1993, HCA, Columbia and CHOS Acquisition Corporation ("CHOS") entered into an Agreement and Plan of Merger (the "Merger Agreement") in which Columbia agreed to acquire HCA by means of a merger of HCA and CHOS (the "Merger").

     WHEREAS, as a result of completion of the Merger, each stockholder of HCA will receive for each share of (i) HCA Class A Common Stock owned as of the effective time of the Merger (the "Effective Time") 1.05 shares of the Common Stock, $.01 par value, of Columbia (the "Columbia Common Stock") and (ii) HCA Class B Common Stock owned as of the Effective Time 1.05 shares of the Nonvoting Common Stock, $.01 par value, of Columbia (the "Columbia Nonvoting Common Stock").

     WHEREAS, HCA and certain of its stockholders are parties to a Registration Rights Agreement, dated as of March 16, 1989, as amended by (i) a First Amendment to Registration Rights Agreement, dated as of April 20, 1992 and (ii) a Second Amendment to Registration Rights Agreement, dated as of July 15, 1993 (such Agreement as so amended called herein, collectively, the "RRA").

     WHEREAS, Section 7.18 of the Merger Agreement provides that, as of the Effective Time, Columbia shall assume all obligations of HCA under the RRA to provide for the registration of the shares of Columbia Common Stock held by the stockholders of HCA who are parties to the RRA.

     NOW, THEREFORE, for good and valid consideration, the parties hereto hereby agree as follows:

     1. ASSIGNMENT. Effective as of the Effective Time, HCA hereby assigns to Columbia all right, title and interest of HCA in and to the RRA.

     2. ASSUMPTION. Effective as of the Effective Time, Columbia hereby assumes the obligations of HCA under the RRA.

     3. AGREED MEANING OF CERTAIN PROVISIONS OF RRA SUBSEQUENT TO EFFECTIVE TIME. HCA and Columbia agree that, effective upon and after the Effective Time, when the terms "Registrable Securities" and "equity securities" (in reference to HCA's equity securities) are used in the RRA, such terms shall mean and refer to (without altering the other provisions of the definition of "Registrable Securities" set forth in the

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RRA) the equity securities of Columbia, including, without limitation, the
Columbia Common Stock and the Columbia Nonvoting Common Stock, but excluding the debt securities of Columbia which are convertible into or exchangeable for, or which carry warrants or rights to subscribe for or purchase, an equity security of Columbia; PROVIDED, HOWEVER, it is understood that Columbia shall have no obligation under the RRA and this Assignment and Assumption Agreement to register with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any shares of the Columbia Nonvoting Common Stock since the Columbia Nonvoting Common Stock has not been registered by Columbia pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended, but Columbia shall be required under the RRA and this Assignment and Assumption Agreement to register shares of the Columbia Common Stock issued or issuable upon conversion of the Columbia Nonvoting Common Stock.

     4. BENEFICIARIES. This Assignment and Assumption is being made for the benefit of, and may be enforced by, those persons that are parties to the RRA.

     IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date first set forth above.


                                         HCA-HOSPITAL CORPORATION OF AMERICA



                                         By: _______________________________



                                         COLUMBIA HEALTHCARE CORPORATION




                                         By: _______________________________

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